Exhibit 22.1

JPMorgan Chase & Co.

JPMorgan Chase & Co. guarantee of subsidiary issuances

Securities	Guarantor
JPMorgan Chase Financial Company LLC has issued, from time to time, its Global Medium-Term Notes, Series A, under the Indenture dated February 19, 2016 (“Series A Notes”), that are each fully and unconditionally guaranteed by JPMorgan Chase & Co. In addition, JPMorgan Chase Financial Company LLC may issue, from time to time, debt securities (including its Series A Notes) and warrants that are each fully and unconditionally guaranteed by JPMorgan Chase & Co. under the previously filed Registration Statement on Form S-3 (Registration Statement Nos. 333-270004 and 333-270004-01) and the Registration Statement on Form S-3 with which this Exhibit 22.1 is filed.	JPMorgan Chase & Co.